RURBAN FINANCIAL CORP.
CHANGE OF CONTROL AGREEMENT
FOR ANTHONY V. COSENTINO

This Rurban Financial Corp. Change of Control Agreement is made by and between RFC and the Executive effective as of Effective Date.

WHEREAS, the Executive is employed by RFC as its Executive Vice President and Chief Financial Officer; and

WHEREAS, RFC and the Executive are entering into this Agreement to define certain severance benefits that will be paid in the circumstances described in this Agreement by RFC in connection with a Change of Control;

NOW, THEREFORE, in consideration of the services performed in the past and to be performed in the future, as well as of the mutual promise and covenants herein contained, the parties agree as follows:

ARTICLE 1: DEFINITIONS

For purposes of this Agreement, the following capitalized words and phrases (including any form thereof) shall have the following meanings unless another context clearly requires another meaning:

1.1 **Act.** The Securities Exchange Act of 1934, as amended.

1.2 **Agreement.** This Rurban Financial Corp. Change of Control Agreement for Anthony V. Cosentino, as it may be amended from time to time.

1.3 **Annual Direct Salary.** The Executive's annualized base salary based on the highest base salary rate in effect for any pay period ending with or within the 36 consecutive calendar month period ending on or immediately before the date on which it is being calculated, multiplied by 12. Annual Direct Salary will be determined without including any employee or fringe benefits, bonuses, incentives or other compensation (other than base salary) paid or earned during the calculation period.

1.4 **Beneficiary.** The person or persons whom the Executive has designated to receive payments pursuant to this Agreement in the event of his death. If the Executive has not designated any Beneficiary, the Executive's estate shall be his Beneficiary.

1.5 **Board.** The Board of Directors of RFC.

1.6 **Cause.** The occurrence of one or more of the following:

(a) The willful failure by the Executive to substantially perform his duties hereunder (other than a failure attributable to an event constituting Good Reason or resulting

from the Executive's incapacity because of death or disability), after notice from RFC and a failure to cure such violation within 20 days of said notice;

(b) The willful engaging by the Executive in misconduct injurious to the Corporation;

(c) Dishonesty, insubordination or gross negligence of the Executive in the performance of his duties;

(d) The Executive's breach of fiduciary duty involving personal profit;

(e) The Executive's violation of any law, rule or regulation governing issuers of publicly traded securities or banks or bank officers or any regulatory enforcement actions issued by a regulatory authority against the Executive;

(f) Conduct on the part of the Executive which brings public discredit to the Corporation and, if the effect may be cured, a failure to cure within 20 days of the date notice of such conduct is delivered to the Executive;

(g) The Executive's conviction of or plea of guilty or nolo contendere to a felony (including conviction of or plea of guilty or nolo contendere to a misdemeanor that was originally charged as a felony but was reduced to a misdemeanor as a result of a plea bargain), crime of falsehood or a crime involving moral turpitude, or the actual incarceration of the Executive for a period of 20 consecutive days or more;

(h) An act by the Executive affecting any of the Corporation's employees, customers, business associates, contractors or visitors that an independent third party decides, after reasonable investigation, constitutes unlawful discrimination or harassment or violates the Corporation's policy concerning discrimination or harassment;

(i) The Executive's theft or abuse of the Corporation's property or the property of the Corporation's customers, employees, contractors, vendors or business associates;

(j) The direction or recommendation of a state or federal bank regulatory authority to remove the Executive from his position(s) with the Corporation;

(k) The Executive's willful failure to follow the good faith lawful instructions of the Board with regard to its operations, after written notice and, if the event may be cured, a failure to cure such violation within 20 days of the date said notice is delivered to the Executive;

(l) Material breach of any contract or agreement that the Executive entered with the Corporation, including a breach of any of the obligations described in Article 4 and, if the breach may be cured, a failure to cure such breach within 20 days of the date notice of such conduct is delivered to the Executive;

(m) Unauthorized disclosure of the trade secrets or Confidential Information of the Corporation, of any of its affiliates, trade partners or vendors; or

(n) Any intentional cooperation with any party attempting to effect a Change of Control unless (i) the Board has approved or ratified that action before the Change of Control or (ii) that cooperation is required by law.

However, Cause will not arise solely because the Executive is absent from active employment during periods of vacation, consistent with the Corporation's applicable vacation policy or other period of absence initiated by the Executive and approved by the Corporation.

Also, if, after the Executive Terminates employment, the Corporation learns that the Executive has actively concealed conduct or an event that, if discovered before employment Terminated, would have constituted "Cause," the provisions of Section 3.1 will be applied retroactively to the date the Executive Terminated employment and the Corporation may recover any and all amounts paid to the Executive (or to his or her beneficiaries) under this Agreement.

1.7 **Change of Control.** The earliest to occur of any of the following:

(a) Of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or any successor rule or regulation promulgated under the Act;

(b) A merger or consolidation of RFC with, or purchase of all or substantially all of RFC's assets by, another "person" or group of "persons" (as such term is defined or used in Sections 3.13(d) and 14(d) of the Act) and, as a result of such merger, consolidation or sale of assets, less than a majority of the outstanding voting stock of the surviving, resulting or purchasing person is owned, immediately after the transaction, by the holders of the voting stock of RFC before the transaction, regardless of when or how their voting stock was acquired;

(c) Any "person" (as such term is defined in Section 3(a)(9) of the Act and as used in Sections 13(d)(3) and 14(d)(2) of the Act) becomes through any means a "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of RFC representing 50 percent or more of the combined voting power of RFC's then outstanding securities eligible to vote for the election of the Board;

(d) Any "person" as defined above, other than the Corporation, the Executive or RFC's ESOP, is or becomes the "beneficial owner" (as defined in Rule 13d-3 and Rule 13d-5, or any successor rule or regulation, promulgated under the Act), directly or indirectly, of securities of RFC which represent 25 percent or more of the combined voting power of the securities of RFC then outstanding but

disregarding any securities with respect to which that acquirer has filed SEC Schedule 13G indicating that the securities were not acquired and are not held for the purpose of or with the effect of changing or influencing, directly or indirectly, RFC's management or policies, unless and until that entity or person files SEC Schedule 13D, at which point this exception will not apply to such securities, including those previously subject to a SEC Schedule 13G filing;

(e) Individuals who, on the Effective Date, constituted the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the members of Board; provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of RFC in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; and further provided, however, that no individual elected or nominated as a director of RFC initially as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall ever be deemed to be an Incumbent Director; and

(f) Any other change of control of RFC similar in effect to the foregoing.

Notwithstanding any other provision, the Agreement will be administered without regard to this definition if the Executive acted in concert with any person or group (as defined above) to effect a Change of Control, other than at the specific direction of the Board and in the Executive's capacity as an employee of RFC.

1.8 **Code.** The Internal Revenue Code of 1986, as amended.

1.9 **Confidential Information.** Any and all information (other than information in the public domain) related to the Corporation's business, including all processes, inventions, trade secrets, computer programs, technical data, drawings or designs, information concerning pricing and pricing policies, marketing techniques, plans and forecasts, new product information, information concerning methods and manner of operations and information relating to the identity and location of all past, present and prospective customers and suppliers.

1.10 **Corporation.** RFC and its subsidiaries and affiliates, and their successors.

1.11 **Disability** A physical or mental impairment that renders the Executive incapable of performing the essential functions of the Executive's job, on a full-time basis, even taking into account any reasonable accommodation required by law, as determined by a physician who is selected by the agreement of Executive and the Corporation, for a period greater than 180 days.

1.12 **Effective Date.** April 21, 2010.

1.13 **Excise Taxes.** The excise taxes described in Section 4999 of the Code.

1.14 **Executive.** Anthony V. Cosentino, an individual.

1.15 **Good Reason.** The occurrence of any of the following during the Protection Period, to which the Executive has not consented in writing:

(a) The assignment of duties and responsibilities inconsistent with Executive's status as Executive Vice president and Chief Financial Officer of the Corporation, unless the Executive has simultaneously been promoted to a more senior position and has been assigned substantive duties normally associated with that new position;

(b) A reassignment which requires Executive to move his office more than fifty (50) miles from the location of RFC's principal executive office as existing on the first day of the Protection Period;

(c) Any reduction in the Executive's Annual Direct Salary as in effect on the date hereof or as the same may be increased from time to time, except such reductions that are the result of a national financial depression, or national or bank emergency when such reduction has been implemented for the Corporation's senior management, as a group;

(d) Any action that would materially reduce the employee benefits enjoyed by the Executive on the first day of the Protection Period unless such reduction is part of a reduction applicable to all employees;

(e) Any attempt by RFC to amend or terminate this Agreement without regard to the procedures described in Section 5.5;

(f) Failure at any time during the Protection Period to obtain an assumption of the Corporation's obligations under this Agreement by any successor to any of them, regardless of whether such entity becomes a successor to the Corporation as a result of a merger, consolidation, sale of assets or any other form of reorganization; and

(g) Any unsuccessful attempt to Terminate the Executive for Cause.

1.16 **Non-Competition Area.** The geographic area within 50 miles of RFC's main office, as may be amended pursuant to Section 4.1(b).

1.17 **Non-Competition Period.** The period beginning on the effective date of this Agreement and extending throughout the two year period following the Executive's Termination, as may be amended pursuant to Section 4.1(b).

1.18 **Protection Period.** The period beginning on the first day the Board learns of an event that, if completed, would result in a Change of Control and ending on the last day of the 12th complete calendar month beginning after the Change of Control or, if longer, 60 days after: (a) the date the Executive learns of an event that constituted Good Reason that arose or occurred during the period described above; or (b) the conclusion of an unsuccessful attempt to Terminate the Executive for Cause during the period described above.

1.19 **RFC.** Rurban Financial Corp., or its successor.

1.20 **Term.** The term of this Agreement, including any extensions or renewals, as set forth in Article 2.

1.21 **Terminates.** The Executive's "separation from service" within the meaning of Section 409A of the Code by the Executive from RFC and all persons with whom RFC would be considered a single employer under Sections 414(b) and (c) of the Code.

ARTICLE 2:
TERM

2.1 **Term and Renewal.** The Term of this Agreement shall be from the Effective Date through the end of the 36th consecutive calendar month beginning on or immediately after the Effective Date. Unless RFC notifies the Executive in writing to the contrary at least 90 days before the end of the 12th consecutive calendar month beginning after the Effective Date (and, thereafter, anniversaries of the Effective Date), the Term of this Agreement will automatically be extended for an additional 12 calendar month period. No such notice of non-renewal may be delivered during any Protection Period and this Agreement will not expire (except as specifically provided below) and will remain in effect throughout any Protection Period regardless of whether that Protection Period ends after the date the Agreement otherwise would expire.

2.2 **Expiration of Term.** Notwithstanding the foregoing, this Agreement will terminate on the earliest of the following to occur:

(a) The Executive's employment Terminates before the beginning of the Protection Period;

(b) The Executive agrees, in writing, to terminate this Agreement, whether or not it is replaced with a similar agreement; or

(c) All payments due under this Agreement have been fully paid.

ARTICLE 3:
PAYMENTS UPON TERMINATION

3.1 **Termination for Cause.** If the Executive is Terminated for Cause or voluntarily Terminates without Good Reason, all rights of the Executive under this Agreement shall cease as of the effective date of such Termination, except that the Executive shall be entitled to receive: (a) any accrued salary through the date of such Termination, which shall be paid within thirty (30) days following the date of Termination; and (b) any payments and benefits to which he is then entitled under the employee benefit plans of the Corporation as of the date of such Termination, payable in accordance with the terms of such plan(s).

3.2 **Termination Without Cause or for Good Reason.** If, during a Protection Period, the Executive is involuntarily Terminated other than for Cause or voluntarily Terminates for Good Reason, the Corporation shall:

(a) Within 30 days following the Executive's Termination, pay to the Executive a lump sum cash amount equal to two times the Executive's Annual Direct Salary, subject to applicable withholdings and taxes;

(b) Provide to the Executive (and the Executive's family, if applicable, and if the Executive had elected family coverage on the day before the date of Termination) for a period of two years continued health care, life insurance and disability insurance coverage at the same level (both separately with respect to each line of coverage and in the aggregate) and subject to the same terms that were in effect on the first day of the Protection Period. These benefits will be provided under the insured arrangements maintained for active employees without cost to the Executive. However, if the Corporation is unable to provide these benefits to the Executive through an insured arrangement maintained for active employees and with the same tax consequences available to active employees ("Equivalent Coverage"), the Corporation will distribute to the Executive additional cash equal to the Executive's cost of procuring Equivalent Coverage ("Premium Burden") (provided, however, that the Executives does in fact procure Equivalent Coverage), plus an additional cash amount sufficient to ensure that after all applicable federal, state and local income, employment, wage and excise taxes (including those imposed under Section 4999 of the Code with respect to this amount) (the "Gross-Up"), the Executive has remaining cash equal to the Premium Burden. Collectively, the Gross-Up and the Premium Burden are referred to as the "Welfare Benefit Replacement Cost". The Executive agrees to make available to the Corporation any information reasonably necessary to calculate the amount of the Gross-Up; and

(c) The Executive also will be entitled to receive any other payments or benefits to which he is then entitled under the terms of any other contract, arrangement,

agreement, plan or program in which he is or has been a participant, payable pursuant to the terms of the applicable contract, arrangement, agreement, plan or program.

The provisions of Section 3.2 shall be subject to the following: (i) any continuation of welfare benefits, other than the health care plan during the applicable COBRA continuation period described in Section 4980B of the Code, and (ii) any payment of the Welfare Benefit Replacement Cost made pursuant to Section 3.2(b) shall first be treated as a "limited payment" within the meaning of Treasury Regulation §1.409A-1(b)(9)(v)(D) and any payments in excess of the limited payment shall be subject to the following limitations: (i) no payment shall be for the Welfare Benefit Replacement Cost incurred beyond the period described in Section 3.2; (ii) the amount of benefits provided or payments made during any taxable year of the Executive may not affect the amount of benefits provided or expenses eligible for payment to the Executive in any other taxable year; (iii) any payment shall be made by no later than the end of the Executive's taxable year following the taxable year of the Executive in which the expense being paid was incurred; and (iv) the right to benefits or payment may not be subject to liquidation or exchange for another benefit.

3.3 **Effect of Death or Disability.** Except as provided below, if the Executive dies or becomes Disabled while employed, the Executive will not be entitled to any benefit under this Agreement. Any amounts or benefits that become due under Section 3.2 on account of an event occurring before the Executive dies or becomes Disabled will continue to be due and will be unaffected by the Executive's death or Disability.

3.4 **Golden Parachute Provisions.**

(a) Cut Back. Except as provided in Sections 3.2, 5.9 and 5.10, if RFC (after consulting with an independent accounting or compensation consulting company) determines that the compensation and benefits provided to the Executive pursuant to this Agreement (other than the amounts described in Sections 3.2, 5.9 or 5.10), either alone or when combined with other compensation and benefits payable by the Executive, would constitute "excess parachute payments" within the meaning of Section 280G of the Code, such compensation and benefits shall be (retroactively, if necessary) reduced by the minimum extent necessary to avoid the Excise Taxes, which reduction shall comply with Section 409A of the Code. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to Section 280G of the Code, the Corporation shall be required only to pay to the Executive the amount determined to be deductible under Section 280G of the Code. The Executive or any other party entitled to receive the compensation or benefits hereunder may request a determination as to whether the compensation or benefit would constitute a parachute payment and, if requested, such determination shall be made by an

independent accounting or compensation consulting company (other than the entity described in the first sentence of this section) selected by RFC and approved by the party requesting such determination, the fees of which will be borne solely by RFC. Any reduction pursuant to this Section 3.4 shall be made in accordance with Section 409A of the Code and the Treasury Regulations promulgated thereunder.

(b) Subsequent Adjustments. If the Internal Revenue Service subsequently and finally determines that the amount of compensation and benefits (including after the reduction applied under Section 3.4) will generate Excise Taxes or a loss of deduction under Section 280G of the Code with respect to the compensation and benefits (other than those amounts described in Sections 3.2, 5.9 or 5.10), the Executive will immediately remit an additional amount to RFC equal to the difference between the amount paid (other than those amounts described in Sections 3.2, 5.9 or 5.10) and the minimum amount necessary to avoid the imposition of Excise Taxes or a loss of deduction under Section 280G of the Code. The Executive agrees to promptly notify the Corporation of an assessment or inquiry from the Internal Revenue Service relating to payments under this Agreement that would, if made final, result in imposition of an Excise Tax or a loss of deduction under Section 280G of the Code and also agrees to cooperate in resisting any Excise Tax assessment. However, the Corporation will have complete control over resolution of any claim by the Internal Revenue Service that might generate an Excise Tax or a loss of deduction under Section 280G of the Code (although it will have no dispositive power over any other tax matter that may be subject to the same audit) and RFC will bear all costs associated with that effort provided that any costs paid or reimbursed by the Corporation shall be subject to the following limitations: (i) the costs eligible for payment shall include any costs arising during the lifetime of the Executive; (ii) the amount of costs paid during any taxable year of the Executive may not affect the amount of costs eligible for payment in any other taxable of the Executive year; (iii) any costs being paid shall be paid no later than December 31 of the year following the year in which they were incurred; and (iv) the right to payment may not be subject to liquidation or exchange for another benefit.

3.5 **Six Month Distribution Delay for Specified Employees.** Notwithstanding anything in this Agreement to the contrary, in the event that the Executive is a "specified employee" (as defined in Section 409A of the Code) of RFC, determined pursuant to RFC's policy for identifying specified employees, on the date of his Termination, no payment on account of the Executive's Termination shall be made until the first day of the seventh month following the date of Termination (or, if earlier, the date of his death). The cumulative amount paid on such day shall include any payments that could not be made during such period.

ARTICLE 4:
COVENANTS

4.1 **Non-Competition.** In consideration of the benefits provided under this Agreement:

(a) The Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation. Accordingly, if a Change of Control occurs and the Executive receives the payments and benefits described in Sections 3.1 and 3.2 of this Agreement, during the Non-Competition Period, the Executive shall not:

(i) In the Non-Competition Area, provide financial or executive assistance to any person, firm, corporation or enterprise engaged in: (1) the banking or financial services industry (including a bank holding company); or (2) any other activity in which the Corporation was engaged on the date of the Change of Control; or

(ii) Directly or indirectly contact, solicit or induce any person, corporation or other entity who or which is a customer or referral source of the Corporation during the term of the Executive's employment or on the date of the Executive's Termination, to become a customer or referral source for any person or entity other than the Corporation; or

(iii) Directly or indirectly solicit, induce or encourage any employee of the Corporation, who is employed during the term of the Executive's employment or on the date of the Executive's Termination, to leave the employ of the Corporation or its subsidiaries or to seek, obtain or accept employment with any person or entity other than the Corporation or its subsidiaries.

(b) It is expressly understood and agreed that, although the Executive and RFC consider the restrictions contained in this Section 4.1 reasonable for the purpose of preserving the goodwill and other proprietary rights of the Corporation, if a final judicial determination is made by a court having jurisdiction that the Non-Competition Area, the Non-Competition Period or any other restriction contained in this Section 4.1 is an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of Section 4.1 shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c) The existence of any immaterial claim or cause of action of the Executive against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of this covenant. The Executive agrees that any breach of the restrictions set forth in this Section 4.1

will result in irreparable injury to the Corporation for which it will have no adequate remedy at law and the Corporation shall be entitled to injunctive relief in order to enforce the provisions hereof and/or seek specific performance and damages.

Prior to the application of Section 3.4, RFC will make reasonable efforts to allocate value to the undertaking described in this section and to allocate to that calculation the maximum amount due under Section 3.2.

4.2 **Unauthorized Disclosure.** During the term of the Executive's employment, or at any later time, the Executive shall not, without the written consent of the Board or a person authorized thereby, knowingly use or disclose to any person, other than an employee of the Corporation, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Corporation any material Confidential Information obtained by him while in the employ of the Corporation with respect to any of the services, products, improvements, formulas, designs or styles, processes, customers, customer lists, methods of business or any business practices of the Corporation, the disclosure of which could be or will be damaging to the Corporation; provided, however, that Confidential Information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation or any information that must be disclosed as required by law

ARTICLE 5: MISCELLANEOUS

5.1 **Restrictions on Funding.** The Corporation shall have no obligation to set aside, earmark, or entrust any specific fund or money with which to pay its obligation under this Agreement. The Corporation reserves the absolute right at its sole discretion to either fund the obligations undertaken by this Agreement or to refrain from funding the same and determine the extent, nature, and method of such funding.

5.2 **General Assets.** The rights of the Executive under this Agreement and of any Beneficiary shall be solely those of an unsecured creditor of the Corporation. If the Corporation shall acquire an insurance policy or any other asset in connection with the liabilities assumed by it hereunder, it is expressly understood and agreed that neither the Executive nor any Beneficiary shall have any right with respect to, or claim against, such policy or other asset. Such policy or asset shall not be deemed to be held under any trust for the benefit of the Executive or his Beneficiaries or to be held in any way as collateral security for the fulfilling of the obligations of the Corporation under this Agreement. It shall be, and remain, a general, unpledged, unrestricted asset of the Corporation and the

Executive or any of his Beneficiaries shall not have a greater claim to the insurance policy or other assets, or any interest in either of them, than any other general creditor of the Corporation.

5.3 **No Employment Contract.** This Agreement is not an employment contract. Nothing contained herein shall guarantee or assure the Executive of continued employment by the Corporation.

5.4 **Notice.** For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Anthony V. Cosentino at the last address on file with RFC
If to the Corporation:	Rurban Financial Corp. Human Resource Director 401 Clinton Street Defiance, OH 43512

or to such other address as the Executive or may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

5.5 **Successors; Binding Agreement.** This Agreement shall inure to the benefit of and be binding upon the Corporation, the Executive, their respective personal representatives, heirs, assigns or successors, provided, however, that the Executive may not commute, anticipate, encumber, dispose or assign any payment herein except as may be otherwise specified in this Agreement.

5.6 **Severability.** If any provision of this Agreement is declared unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

5.7 **Waiver; Amendment.** No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and an executive officer specifically designated by the Board. No waiver by either party, at any time, of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement may be amended or canceled only by mutual agreement of the parties in writing.

5.8 **Limitations on Damages for Breach of Agreement.** In the event of a breach of this Agreement, by either the Corporation or the Executive, each hereby waives to the fullest extent permitted by law, the right to assert any claim against the others for punitive or exemplary damages. Except as provided in Section 5.10, no party will be entitled to the recovery of attorney's fees or costs.

5.9 **Arbitration.**

(a) Resolution of Disputes. RFC and the Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement, except for any claims brought by the Corporation for equitable relief or an injunction to enforce the restrictive covenants contained in Article 4, are to be submitted for resolution, in Defiance County, Ohio to the American Arbitration Association (the "Association") in accordance with the Association's National Rules for the Resolution of Employment Disputes or other applicable rules then in effect ("Rules"). The Corporation or the Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Corporation and the Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association's pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the State of Ohio, but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Corporation and the Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

(b) Costs. The Corporation will bear all reasonable costs associated with any dispute arising under this Agreement, including reasonable accounting and legal fees incurred by the Executive in connection with the arbitration proceedings just described. Any such payment by the Corporation shall be subject to the following limitations: (i) the costs eligible for payment shall include any costs arising during the lifetime of the Executive; (ii) the amount of costs paid during any taxable year of the Executive may not affect the amount of costs eligible for payment in any other taxable of the Executive year; (iii) any costs being paid shall be paid no later than December 31 of the year following the year in which they were incurred; and (iv) the right to payment may not be subject to liquidation or exchange for another benefit.

If otherwise due, payments not being contested under the procedures described in this section will not be deferred during the pendency of procedures described in this section.

5.10 **Legal Fees.** The Corporation shall pay all reasonable legal, accounting and actuarial fees and expenses incurred by the Executive in enforcing any right or benefit provided by this Agreement. If it is subsequently determined that payment of these fees are excess parachute payments, the Corporation will fully gross-up the Executive for the income, wage, employment and excise taxes associated with that payment so that, after all applicable federal, state and local, income, wage, employment and excise taxes (plus any assessed interest and penalties), the Executive will have incurred no liability (either for these fees or the taxes just listed) with respect to the matters encompassed in this paragraph. Any payments made pursuant to this Section 5.10 shall be made as provided in Section 5.9(b).

5.11 **Governing Law.** This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of law principles.

5.12 **Validity.** The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

5.13 **Headings.** The paragraph headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

5.14 **No Mitigation.** The Executive is not required to mitigate the amount of any payment described in this Agreement by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefits the Executive earns, or is entitled to receive, in any capacity after Termination or by reason of the Executive's receipt of or right to receive any retirement or other benefits attributable to employment.

5.15 **Withholding.** Except as expressly provided elsewhere in this Agreement, the amount of any payment made under this Agreement will be reduced by the minimum amounts the Corporation is required to withhold in payment (or in anticipation of payment) of any income, wage or employment taxes imposed on the payment.

5.16 **Entire Agreement.** This Agreement supersedes any and all prior agreements, either oral or in writing, between the parties (including such agreement with any subsidiary of RFC) with respect to similar payments and this Agreement contains all the covenants and agreements between the parties with respect to same.

5.17 **Regulatory Limitations.** Notwithstanding anything to the contrary contained herein, the Executive acknowledges and agrees that any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned on compliance

with the provisions of 12 U.S.C. §1828(k) and Part 359 of the FDIC's regulations (12 C.F.R. Part 359), which provisions contain certain prohibitions and limitations on the making of "golden parachute" and certain indemnification payments by FDIC-insured institutions and their holding companies. In the event any payments to the Executive pursuant to this Agreement are prohibited or limited by the provisions of such statute and/or regulation, the Corporation will use its commercially reasonable efforts to obtain the consent of the appropriate regulatory authorities to the payment to the Executive of the maximum amount that is permitted (up to the amount payable under the terms of this Agreement).

5.18 **Section 409A of the Code.** This Agreement is intended to comply with the requirements of Section 409A of the Code and, to the maximum extent permitted by law, shall be interpreted, construed and administered consistent with this intent. None of the Corporation or any other person shall have liability in the event this Agreement fails to comply with the requirements of Section 409A of the Code. Nothing in this Agreement shall be construed as the guarantee of any particular tax treatment to the Executive.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed in their respective names and, in the case of the Corporation, by its authorized representatives the day and year above mentioned.

RURBAN FINANCIAL CORP.

By______________________________

Date 6/2/10

EXECUTIVE

____

Anthony V. Cosentino

Date 5-28-10